Exhibit 99.1
Hanmi Financial Corporation Reschedules
Third-Quarter 2007 Earnings Release
— Cites Need for More Time to Determine Appropriate Allowance for Credit Losses —
LOS ANGELES — October 24, 2007 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company for Hanmi Bank, announced that it has rescheduled to after the market close on November 6, 2007 its third-quarter 2007 earnings release, originally scheduled for October 25.
The company cited the need for additional time to determine the appropriate level of the allowance for loan losses. The third-quarter provision for credit losses is currently expected to be at least $7.5 million. Current indications are that for the three months ended September 30, 2007 earnings per share (diluted) will be at least 20 percent lower than the $0.31 per share (diluted) reported for the quarter ended June 30, 2007, due primarily to the anticipated increase in the provision for credit losses.
The Company will hold a teleconference beginning at 1:45 p.m. PDT (4:45 p.m. EDT) on November 6 to review the third-quarter results. To participate in the teleconference, approximately 10 minutes before the start time dial toll-free 800-591-6923 (or 617-614-4907 for international callers) and provide the teleconference passcode “Hanmi.” One may also listen to the teleconference live via the Internet at www.hanmifinancial.com or at www.earnings.com. For those unable to attend, these Web sites will host an archive of the call.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 24 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara, San Diego and San Bernardino counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Forward-Looking Statements:
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which we operate; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to our real estate portfolio; risks associated with SBA loans; changes in governmental regulation; changes in credit quality; the availability of capital to fund the expansion of our business; final review of third-quarter 2007 results; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which could cause actual results to differ from those projected in our forward-looking statements.
Contact:
Stephanie Yoon
Investor Relations
(213) 427-5631